Exhibit 99.1

For Immediate Release
For Information Contact
Doug Kelsall Executive Vice President and CFO 303.873.3897 dougk@ecollege.com	Kristi Emerson Public Relations Manager 303.873.3788 kristie@ecollege.com

eCollege(SM) Completes Acquisition of Datamark, Inc.

Datamark Advances eCollege's Leadership in Providing Information Services
to the Post-Secondary Education Market

DENVER - November 3, 2003 - eCollege(SM) [Nasdaq: ECLG], a leading provider of outsource eLearning solutions for online post-secondary education programs, today announced it has completed its previously announced acquisition of Datamark, Inc., the nation's leading outsource provider of integrated enrollment marketing services to the proprietary post-secondary school market.

"Our customers are telling us they have a need for high-value-added, information service solutions," said Oakleigh Thorne, chairman and CEO of eCollege. "Datamark is the leader in providing outsource enrollment marketing services, and adds a very complementary product line to help institutions expand their programs."

Datamark's research- and results-based techniques and processes have increased enrollments and retention. Its solutions help institutions generate leads, track and convert leads into starts, retain students, and ultimately grow their programs. Comprehensive offerings include direct mail, media placement, e-marketing, custom research, admissions training, student retention, and brand creation.

"We are delighted to join with a company that is as committed to the success of its customers as we are," said Arthur Benjamin, chairman and CEO of Datamark. "This is an exciting time for the post-secondary education market, and we look forward to working with eCollege over the long term to continue to meet the needs of this industry."

eCollege has acquired all of the shares of Datamark, Inc. from a private group of investors led by Leeds Weld & Co., a leading private equity firm focused on the Knowledge Services Industries. The purchase price was approximately $73 million, consisting of $58 million in cash (funded by cash on hand and $23 million of long-term debt), $12 million in subordinated notes payable to the sellers, and 150,000 shares of eCollege common stock (valued at approximately $3 million based on the closing price per share of eCollege's common stock on October 31, 2003).

Silicon Valley Bank and Capital Resource Partners provided $23 million in long-term debt. In addition, eCollege has a $10 million revolving line of credit, which has not been borrowed against and therefore is available to support the expansion of the business.

eCollege expects to provide pro forma financial information, including financial statements for Datamark, for the year ending December 31, 2002 and the nine months ending September 30, 2003, by the end of November, 2003. As previously announced, the acquisition is expected to be mildly accretive to earnings and more than double revenue and EBITDA in 2004.

Datamark's corporate headquarters will remain in Salt Lake City, where it will be managed as a separate operating division. No job eliminations are expected as a result of the transaction. Jonathan Newcomb, a principal of Leeds Weld & Co., will serve on the eCollege Board of Directors.

ThinkEquity Partners acted as financial advisor to eCollege for this transaction.

About Datamark

Datamark is a full-service marketing company exclusively for colleges and proprietary schools nationwide. Datamark's hallmark research-based strategies and proprietary technologies make it the high value choice for student recruiting and retention programs that produce results. To learn more about Datamark, visit www.datamark.com.

About eCollege

eCollege [Nasdaq: ECLG] is a leading eLearning outsource provider of technology and services to educational markets.  The Company designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country.  eCollege's customers include publicly-traded for-profit institutions, community colleges, public and private universities, school districts, and state departments of education.  The Company was founded in 1996 and is headquartered in Denver. For more information, visit www.eCollege.com.

This news release contains statements that are not historical in nature and that may be characterized as "forward-looking statements" within the meaning of the securities laws including those related to the Datamark acquisition, its effect on future revenue, earnings, cash flow or other operating results, any other effect or benefit of the acquisition, future expansion of the business, the timing of pro forma financial information, market prospects, and any other statements that are not historical facts.  These statements are based on management's current expectations and are subject to a number of uncertainties and risks.  Actual results may differ materially.  Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, costs and difficulties related to the integration of the businesses, the ability to realize synergies, the ability with the combined businesses to expand, increase earnings and double revenue and EBITDA in 2004, general economic conditions in the United States and globally, actions by customers and other third parties, the ability to grow our business and revenue, and such other factors as are discussed in our most recent Form 10-Q Quarterly Report filed with the U.S. Securities and Exchange Commission ("SEC"), which you are encouraged to review in connection with this release. We believe that these forward-looking statements are reasonable, however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

eCollege is a service mark of eCollege. All other trademarks or registered trademarks are the property of their respective owners.

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